Exhibit 10.1

Description of assignment of interests in certain life insurance policies

National Fuel Gas Company (the “Company”) and its Chairman and Chief Executive Officer, Philip C. Ackerman, are parties to an Amended and Restated Split Dollar Insurance and Death Benefit Agreement, dated September 17, 1997, as amended by Amendment Number 1 thereto, dated March 23, 1999 (as amended, the “Agreement”). The Agreement recognizes that Mr. Ackerman, by an irrevocable trust agreement, assigned to a trust all of his interest in two life insurance policies insuring his life. On April 27, 2006, the trustee assigned all of the trust’s rights in one policy to the Company, in partial prepayment of the amount due to the Company on termination of the Agreement. The policy has an approximate current cash surrender value of $388,262. The Company acknowledged receipt of the policy as partial prepayment of the amount it is entitled to receive from the trust under the Agreement and agreed to credit approximately $388,262, without interest, against such amount when it becomes due.